UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 20, 2007

NEW YORK HEALTH CARE, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	1-12451	11-2636089
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1850 McDonald Avenue, Brooklyn, New York		11223
(Address of Principal Executive Offices)		(Zip Code)

(212) 679-7778
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01    Entry into a Material Definitive Agreement.

On September 20, 2007, New York Health Care, Inc. (the “Company”) entered into a Loan and Security Agreement with CIT Healthcare LLC, as lender (“Lender”). The term of the Loan and Security Agreement is three years. The Loan and Security Agreement provides for a revolving line of credit facility under which the Company may borrow, repay and re-borrow an amount not exceeding the lesser of $5,000,000 or the borrowing base, which is an amount that may not exceed 85.00% of the estimated net value of the Company’s Eligible Accounts, as defined in the agreement.

Interest is payable on the outstanding principal balance of the credit facility at an annual rate equal to 30-day LIBOR plus three and one-half percent (3.50%), adjusted monthly in accordance with changes in 30-day LIBOR.

The Company’s obligations to Lender under the Loan and Security Agreement are secured by a first priority lien on all of the Company’s accounts receivable, general intangibles, instruments and documents, and the proceeds thereof. However, no collateral will consist of any assets or property of the Company’s wholly-owned subsidiary, The Bio Balance Corp. (“BioBalance”).

Beginning with the quarter ended September 30, 2007, the Company is subject to meeting periodic financial covenants contained in the Loan and Security Agreement.

The Company is prohibited from making dividends, distributions and other withdrawals during the term of the credit facility. However, the Company is permitted to make loans, advances or contributions to its subsidiary, BioBalance provided that certain liquidity requirements are met. The Company is further restricted from mergers and acquisitions, as well as asset sales or dispositions outside the ordinary course of business, provided that such sale restrictions are not applicable to the sale of the stock or assets of BioBalance.

Item 8.01    Other Events.

The Bio Balance Corp. - Irritable Bowel Syndrome Study

BioBalance recently completed an international, multi-center, randomized, double-blind, placebo-controlled, clinical trial in 129 patients with irritable bowel syndrome.

Patients received either 20 mL of ProBactrix (a probiotic medical food beverage containing 3 x 107 colony forming units/mL of E. coli strain M17) or a taste and appearance matched placebo orally twice a day for 12 weeks.

ProBactrix-treated patients had significant improvements in stool consistency (p < 0.0001), pain and discomfort (p < 0.007), bloating (p < 0.008), and stool frequency (p < 0.008) at 12 weeks when compared to baseline, which are meaningful quality of life measurements. However, owing to an unusually high placebo response rate (53.1%), there was no statistical difference in the primary endpoint (relief of abdominal pain and discomfort) when ProBactrix- and placebo-treated patients were compared.

ProBactrix was well tolerated. There were more placebo-treated patients who experienced at least one adverse event and who experienced at least one adverse event related to study product (46 and 15, respectively) than did ProBactrix-treated patients (39 and 10, respectively). This study demonstrated the safety of ProBactrix when given for long periods of time and is consistent with other studies that BioBalance has conducted to assess product safety.

Despite the unexpected high placebo response rate and its negative impact on the study’s primary endpoint, BioBalance remains encouraged by the strong improvements in stool consistency, pain and discomfort, bloating, and stool frequency compared to baseline. BioBalance is investigating the use of higher concentrations of the probiotic and plans to review the data derived from the irritable bowel syndrome study as a knowledge base for new studies in order to target indications which the company believes on-going research supports.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits. The following documents are filed as exhibits to this report:

10.1	Loan and Security Agreement, dated September 20, 2007, between New York Health Care, Inc. and CIT Healthcare LLC

10.2	Revolving Credit Note, dated September 20, 2007, delivered by New York Health Care, Inc. to CIT Healthcare LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK HEALTH CARE, INC.
(Registrant)

Date: September 24, 2007	By:	/s/ Murry Englard
Murry Englard
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan and Security Agreement, dated September 20, 2007, between New York Health Care, Inc. and CIT Healthcare LLC

10.2	Revolving Credit Note, dated September 20, 2007, delivered by New York Health Care, Inc. to CIT Healthcare LLC